EXHIBIT 99.1

Contacts:
Analysts: John P. Jacunski, Vice President & CFO, 330-841-8300
Media: Tim Roberts, Public Affairs Manager, 330-841-8205

WCI STEEL MISSES INTEREST PAYMENT
BUT CONTINUES RESTRUCTURING

     WARREN, OHIO (July 2, 2003) – WCI Steel, Inc. announced today that it did not make the required interest payment due on June 1, 2003 in respect to its 10% Senior Secured Notes due 2004 within the 30-day grace period provided for in the indenture governing the notes.

     The company’s restructuring process, first announced in December 2002, continues on track. Edward R. Caine, president and CEO of WCI Steel, stated in December 2002 that as part of its restructuring the company would develop a new strategic plan, revise its capital structure and make its cost base more competitive. The following progress has been made:

•	In concert with Metal Strategies, Inc., the company has developed a strategic plan that provides guidance on how the company will effectively produce and market its products going forward.

•	As a result of discussion with the United Steelworkers of America, the company has established a process whereby self-directed work teams are being evaluated that, if implemented, should allow the company to be more productive and provide more authority and autonomy to the workforce.

•	The company has received an indication from its parent, The Renco Group, Inc., that as part of any restructuring it is prepared to provide a substantial capital infusion that will allow for targeted investments in the key operating facilities at WCI.

•	Discussions are being scheduled with the financial advisors of the Senior Secured Notes to begin the process of restructuring the outstanding indebtedness.

•	The company has held discussions with its bank group that have resulted in the bank group’s continued daily funding of the company through its $100 million revolving credit facility.

     “The restructuring process continues at a thoughtful yet rapid pace,” Caine said. “With the continued support of our dedicated workforce, our bondholders, our bank group and the Renco Group we can successfully complete our restructuring journey and continue to provide our customers with the on-time delivery and product satisfaction they have come to expect from WCI Steel.”

     WCI Steel is an integrated steelmaker producing more than 185 grades of custom and commodity flat-rolled steels at its Warren, Ohio facility. WCI products are used by steel service centers, convertors, electrical equipment manufacturers and the automotive and construction markets.

Forward-Looking Statements

     Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “expect,” “anticipate,” “intend,” “believe,” “foresee” and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. WCI cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: general economic and business conditions; demand for WCI’s products; changes in industry capacity and levels of imports of steel or steel products; effectiveness of the remedies under Section 201 of the Trade Act of 1974; the ability to maintain sufficient liquidity during the restructuring process; the status of any on-going restructuring discussions or negotiations;

industry trends, including product pricing, competition; currency fluctuations; the loss of any significant customers; availability of qualified personnel; major equipment failures; changes in, or the failure or inability to comply with, government regulation, including, without limitation, environmental regulations; the outcome of legal matters and the risk factors detailed from time to time in WCI’s periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, WCI does not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal laws.